101 Main St. P.O. Box 1628 Lafayette, IN 47902 (765) 742-1064 www.lafayettesavingsbank.com lsbmail@lsbank.com

FOR IMMEDIATE RELEASE April 16, 2003	FOR MORE INFORMATION CONTACT:
Randolph F. Williams President	(765) 742-1064

LSB Financial Corp. Announces Record First Quarter Results

             LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported record earnings for the quarter ended March 31, 2003. Net income for the first quarter of 2003 was $785,000, an increase of $99,000, or 14.43%, from $686,000 for the first quarter of 2002. Diluted earnings per share for the first three months of 2003 increased 14.38% to $0.57 compared to $0.50 for 2002.

            LSB President and CEO Randolph F. Williams stated, "Bank management and staff are dedicated to making Lafayette Savings a community bank that consistently provides excellent service and products, which we believe will provide ongoing value to our shareholders and our community. These first quarter results reflect this dedication. Net interest income increased $369,000 over the first quarter of 2002 as our net interest margin increased to 3.59% from 3.39% for the first quarter last year. Because the first quarter of 2003 saw national mortgage rates set new lows five times, our customers continued to refinance their loans, allowing us to generate loan sales on the secondary market of $34.7 million, producing earnings of $565,000." Management's analysis identified the anticipated decline in asset quality caused by the weak economy and in response prudently increased the allowance for loan losses to $2.2 million, an increase of $198,000 over the balance at December 31, 2002, to 0.83% of total loans, compared to 0.72% at year end 2002.

            The closing market price of LSB stock on April 15, 2003, was $20.50 per share as reported by the NASDAQ National Market.

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LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)

	Year Ended	Three Months Ended
	December 31,	March 31,
Selected Balance Sheet Data:	2002	2003

Cash and due from banks	$1,627	$2,817
Short-term investments	14,357	23,292
Securities available-for-sale	11,779	11,450
Loans held for sale	8,063	4,517
Net Portfolio loans	269,834	258,859
Allowance for loan losses	1,996	2,194
Premises and equipment, net	7,039	7,084
FHLB stock, at cost	3,782	3,782
Other assets	2,615	3,667
Total assets	319,096	315,468

Deposits	221,590	219,700
Advances from FHLB	70,473	67,473
Other liabilities	1,531	2,455

Shareholders' Equity	25,502	25,840
Book value per share	$19.20	$19.63
Equity / Assets	7.99%	8.19%
Total shares outstanding	1,364,188	1,349,817

Asset Quality Data:

Non-accruing loans	$3,310	$4,034
Other real estate/assets owned	279	406
Total non-performing assets	3,589	4,440
Non-performing loans / Total loans	1.29%	1.69%
Non-performing assets / Total assets	1.12%	1.41%
Allowance for loan losses / Non-performing assets	55.61%	49.41%
Allowance for loan losses / Total gross loans	0.72%	0.83%
Loans charged off	$146	$53
Recoveries on loans previously charged off	10	1

	Three months ended:
Selected operating data:	March 31,
	2002	2003

Total Interest Income	$4,905	$4,987
Total Interest Expense	2,564	2,277
Net Interest Income	2,341	2,710
Provision for Loan Losses	75	250
Net Interest Income after provision	2,266	2,460
Non-interest income:
Deposit Account Service Charges	153	222
Gain on Sale of Mortgage Loans	235	565
Gain on Sale of Securities	0	0
Other Non-interest Income	192	-34
Total Non-Interest Income	580	753
Non-Interest Expense:
Salaries and benefits	1,037	1,085
Occupancy and equipment, net	258	301
Computer service	78	92
Advertising	96	121
Other	345	316
Total non-interest expense	1,814	1,915
Income before income taxes	1,032	1,298
Income tax expense	346	513
Net income	$686	$785

Weighted average number of diluted shares	1,373,085	1,373,436
Diluted Earnings per Share	$0.50	$0.57

Return on average equity	11.54%	12.15%
Return on average assets	0.95%	1.00%
Average earning assets	$276,509	$301,934
Net interest margin	3.39%	3.59%
Efficiency ratio	63.76%	59.60%